SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:
         Preliminary Proxy Statement
      x  Definitive Proxy Statement
         Definitive Additional Materials
         Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

         Confidential, for the use of the Commission Only (as permitted by Rule 14a-6(e)(2)


                            INTERFERON SCIENCES, INC.
                (Name of Registrant as Specified In Its Charter)

     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

       x No fee required

         Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.
         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:


         Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

(4)      Date Filed:

                            INTERFERON SCIENCES, INC.
                                783 JERSEY AVENUE
                         NEW BRUNSWICK, NEW JERSEY 08901

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held June 19, 1997


TO THE STOCKHOLDERS:

         The Annual Meeting of Stockholders of Interferon Sciences, Inc. (the "Company") will be held at the Brunswick Hilton and Towers, 3 Tower Center Boulevard, East Brunswick, New Jersey on the 19th day of June, 1997 at 1:30 p.m., local time, for the following purposes:

          1. To elect nine Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

                  Only stockholders of record as of the close of business on April 25, 1997 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 783 Jersey Avenue, New Brunswick, New Jersey.

                       By Order of the Board of Directors
                               DONALD W. ANDERSON
                                                      Secretary



New Brunswick, New Jersey
April 30, 1997

         If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

                            INTERFERON SCIENCES, INC.
                                783 JERSEY AVENUE
                         NEW BRUNSWICK, NEW JERSEY 08901

                                                       New Brunswick, New Jersey
                                                                  April 30, 1997

                                 PROXY STATEMENT

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of Interferon Sciences, Inc., a Delaware corporation (the "Company"), for use only at the Annual Meeting of Stockholders to be held at the Brunswick Hilton and Towers, 3 Tower Center Boulevard, East Brunswick, New Jersey on the 19th day of June, 1997, at 1:30 p.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was May 1, 1997.

         Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman, or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

         The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the nominees for election as directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. The election of directors will be determined by a plurality of the votes of the shares of common stock, par value $.01 per share (the "Common Stock"), present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives a plurality of the votes.


                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 25, 1997 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 25, 1997 consisted of 12,285,105 shares of Common Stock, each entitled to one vote. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock, representing a majority of the number of votes entitled to be cast. National Patent Development Corporation ("NPDC"), which beneficially owned 1,854,286 shares of the outstanding Common Stock as of March 3, 1997 (representing approximately 15.1% of the votes entitled to be cast at the meeting), has advised the Company that it currently intends to vote all of the shares of Common Stock it beneficially owns for the election of the directors named herein.

         All per share amounts have been adjusted for a one-for-four reverse stock split that became effective as of 5:00 p.m. New York City time on March 21, 1997.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth the number of shares of Common Stock beneficially owned as of March 3, 1997, by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock.

Name and Address                             Number of shares      Percentage
of Beneficial Owner                         Beneficially Owned     of Class(1)

National Patent Development Corporation          1,854,286(2)         15.1%
Martin M. Pollak                                 1,994,911(2)(3)      16.1%
Jerome I. Feldman                                1,998,398(2)(4)      16.1%
Chancellor LGT Asset Management, Inc.            1,393,550(5)         11.3%
Forstmann-Leff Associates Inc.                     628,525(6)(7)       5.1%

(1) The percentage of class calculation assumes for each beneficial owner that all of the options or warrants are exercised in full only by the named beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.

(2) Includes (i) 1,310,537 shares of Common Stock owned by NPDC, (ii) 339,843 shares of Common Stock owned by Five Star Group, Inc. ("FSGI"), and (iii) 203,906 shares of Common Stock owned by MXL Industries, Inc. ("MXL"). FSGI and MXL each is a wholly-owned subsidiary of NPDC. Based upon the common stock and Class B Stock of NPDC outstanding at March 3, 1997, Martin M. Pollak and Jerome I. Feldman, officers and directors of NPDC and directors of the Company, controlled in the aggregate approximately 6.7% of the voting power of all voting securities of NPDC. This percentage for Mr. Pollak and Mr. Feldman would increase to approximately 39.4% if they exercised all of the presently outstanding and currently exercisable stock options to purchase shares of the common stock and Class B Stock of NPDC held by them. Accordingly, Messrs. Pollak and Feldman, through their ownership of common stock and Class B Stock of NPDC, may be deemed to beneficially own the shares of Common Stock beneficially owned by NPDC, FSGI and MXL. However, Messrs. Pollak and Feldman disclaim beneficial ownership of such 1,854,286 shares. 339,843 of the shares of Common Stock owned by FSGI have been pledged to a bank by NPDC as collateral to secure indebtedness owed to such bank. The address of NPDC and Messrs. Pollak and Feldman is 9 West 57th Street, Suite 4170, New York, New York, 10019.

(3) Includes (i) 1,854,286 shares of Common Stock beneficially owned by NPDC, (ii)12,875 shares beneficially owned by Mr. Pollak, (iii) 250 shares of Common Stock held by Mr. Pollak's wife, and (iv) 127,500 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak. Mr. Pollak disclaims beneficial ownership of the shares of Common Stock owned by NPDC and his wife.

(4) Includes (i) 1,854,286 shares of Common Stock beneficially owned by NPDC, (ii) 15,875 shares beneficially owned by Mr. Feldman, (iii) 737 shares of Common Stock held by certain members of Mr. Feldman's family, and (iv) 127,500 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Mr. Feldman disclaims beneficial ownership of the shares of Common Stock owned by NPDC and his family.

(5) Shares owned by funds managed by Chancellor LGT Asset Management, Inc., which has voting and dispositive power with respect to such shares of Common Stock. The address of Chancellor LGT Asset Management, Inc. is 50 California Street, San Francisco, California 94111.

(6) Forstmann-Leff Associates Inc., a registered investment adviser, has sole voting and disposition power with respect to such shares of Common Stock. The address of Forstman-Leff Associates Inc. is 55 East 52nd Street, New York, New York 10055.

(7)      Based on a Schedule 13G filed with the Securities and Exchange
         Commission.


          SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

         The following table sets forth, as of March 3, 1997, beneficial ownership of shares of Common Stock of the Company by each director, each of the named executive officers and all directors and executive officers as a group.

                                                                 Of Total Number
                                                                    of Shares
                                                                  Beneficially
                                   Total Number    Percent of         Owned
                                     of Shares     Common         Shares Which
                                   Beneficially       Stock      May Be Acquired
Name                                   Owned        Owned(1)     Within 60 Days
----                                   -----        --------     --------------

Martin M. Pollak(2)(5)(7)            1,994,911         16.1%         127,500
Jerome I. Feldman(3)(5)(7)           1,998,398         16.1%         127,500
Samuel H. Ronel, Ph.D.(4)               90,250         *              83,875
Lawrence M. Gordon                      67,875         *              61,625
Stanley G. Schutzbank, Ph.D.            96,500         *              88,875
Drew Stoudt                             29,500         *              27,250
Mei-June Liao                            8,125         *               6,250
Scott N. Greenberg                      54,875         *              47,250
Leon Botstein, Ph.D.                     5,000         *               5,000
Roald Hoffmann, Ph.D.(6)                 1,250         *               1,250
Sheldon L. Glashow(6)                    1,250         *               1,250
Directors and Executive Officers
         as a Group (15 persons)     2,515,325         19.5%         599,000

*The number of shares owned is less than one percent of the outstanding shares of Common Stock.

(1) The percentage of class calculation assumes for each beneficial owner that all of the options or warrants are exercised in full only by the named beneficial owner and that no other options or warrants are deemed to be exercised by any other stockholders.
(2)      See footnotes (2) and (3) to Principal Stockholders table.
(3)      See footnotes (2) and (4) to Principal Stockholders table.
(4) Includes 3,875 shares beneficially held by Dr. Ronel and 2,500 shares of Common Stock held by Dr. Ronel's wife. Dr. Ronel disclaims beneficial ownership of the shares of Common Stock owned by his wife.
(5)      Member of the Executive Committee.
(6)      Member of the Audit Committee.
(7)      Member of the Compensation Committee.


                              ELECTION OF DIRECTORS

         Nine directors will be elected at the meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

         Martin M. Pollak has been a Director of the Company and a member of the Executive Committee since 1981 and Chairman of the Board from 1981 until September l996. He is a founder of NPDC, which is primarily a holding company, and has been Executive Vice President, Treasurer, and a director of NPDC since 1959. Mr. Pollak is Chief Executive Officer, President and a director of American Drug Company ("ADC"), which provides consulting services to Western companies doing business in Russia and Eastern Europe. He has been Chairman of the Board of General Physics Corporation ("GPC"), and a director from 1987; Chairman of the Executive Committee of GTS Duratek, Inc. ("Duratek") from 1985 to 1995 and a director from 1982 until November 1996; Chairman of the Board and director of SGLG, since 1991; and a director of GSE Systems, Inc. ("GSE") since 1994. Mr. Pollak is the former Chairman of the Czech and Slovak United States Economic Council, a trustee of the Board of Trustees of the Worcester Foundation for Experimental Biology and was a director of Brandon Systems Corporation from 1986 to 1996. Age 69.

         Jerome I. Feldman has been a Director of the Company and a member of the Executive Committee since 1981, Chairman of the Executive Committee of the Company from 1981 until September 1996 and Treasurer from 1984 until September 1996. Mr. Feldman is founder of, and since 1959 has been President, Chief Executive Officer, and a director of NPDC. He has been Chairman of the Executive Committee of GPC since 1988 and a director of GPC since 1987; Chairman of the Board of Duratek from 1985 to 1995 and a director from 1982 until November 1996; Chairman of the Executive Committee and a Director of SGLG since 1991; and a director of GSE since 1994 and Chairman of the Board of GSE since April 1997. He is a trustee of the New England Colleges Fund and of Bard College. Age 68.

         Samuel H. Ronel, Ph.D. has been a Director of the Company since 1981 and Chairman of the Board since February 1997. He was Vice Chairman from January 1996 until February 1997 and was President and Chief Executive Officer, from 1981 to January 1996. He was responsible for the interferon research and development program since its inception in 1979. Dr. Ronel joined NPDC in 1970 and served as the Vice President of Research and Development of NPDC from 1976 to September 1996 and as the President of Hydro Med Sciences, a division of NPDC, from 1976 to September 1996. Dr. Ronel served as President of the
Association of Biotechnology Companies, an international organization representing United States and foreign biotechnology firms, from 1986-1988 and has served as a member of the Board of Directors until 1993. Dr. Ronel was elected to the Board of Directors of the Biotechnology Industry Organization in 1993. Age 60.

         Lawrence M. Gordon has been Chief Executive Officer and a director of the Company since January 1996, Vice President of the Company from 1991 to January 1996, General Counsel of the Company since 1984, General Counsel of NPDC since 1986, and Vice President of NPDC from 1991 to September 1996. Mr. Gordon has been a director of GPC since 1994. Age 43.

         Stanley G. Schutzbank, Ph.D. has been President of the Company since January 1996, Executive Vice President of the Company from 1981 to January 1996, and a director of the Company since 1981 and has been associated with the interferon research and development program since its inception in 1979. He is involved with all facets of administration and planning of the Company and has coordinated compliance with FDA regulations governing manufacturing and clinical testing of interferon, leading to the approval of ALFERON N Injection in 1989. Dr. Schutzbank joined NPDC in 1972 and served as the Corporate Director of Regulatory and Clinical Affairs of NPDC from 1976 until September 1996, and as Executive Vice President of Hydro Med Sciences from 1982 until September 1996. Dr. Schutzbank is a member of the Regulatory Affairs Professionals Society and has served as Chairman of the Regulatory Affairs Certification Board from inception until 1994. Dr. Schutzbank received the 1991 Richard E. Greco Regulatory Affairs Professional of the Year Award for his leadership in developing the United States Regulatory Affairs Certification Program. In 1995, Dr. Schutzbank was elected to serve as President-elect in 1996, President in 1997, and Chairman of the Board in 1998 of the Regulatory Affairs Professionals Society. Age 51.

          Leon Botstein, Ph.D. has been a Director of the Company since 1981 and has been President of Bard College, Annandale-on-Hudson, New York since 1975. Dr. Botstein was a Director of Intelogic Trace, Inc. from 1985 to 1995. Age 50.

         Scott N. Greenberg has been a director of the Company since January 1996, Vice President, Chief Financial Officer, and a director of NPDC since 1989, a director of GPC since 1987, a director of SGLG since 1991, and Chief Financial Officer of ADC since 1994. Age 40.

         Roald Hoffmann, Ph.D. has been a director of the Company since 1991 and a director of NPDC since 1988. Dr. Hoffmann is a John A. Newman Professor of Physical Science at Cornell University since 1974 and is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981 he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 58.

          Sheldon L. Glashow, Ph.D. has been a director of the Company since 1991. He has been a director of GPC since 1987, a director of GSE since 1995, a director of CalCol, Inc. since 1994, and was a director of Duratek from 1985 to 1995. Dr. Glashow is the Higgins Professor of Physics and the Mellon Professor of the Sciences at Harvard University. He was a Distinguished Professor and Visiting Professor of Physics at Boston University. In 1971, he received the Nobel Prize in Physics. Age 64.

Section 16 (a)  Beneficial Ownership Reporting Compliance

         The Company believes that during the most recent fiscal year, all filing requirements applicable to its officers, directors, and greater than 10% beneficial owners were complied with, except that James Knill and Magnus Precht filed untimely reports on Form 3.

Board of Directors

         The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held two meetings in 1996. All of the directors attended at least 75% of the meetings of the Board and Committees on which they served, except for Dr. Leon Botstein.

Directors' Fees and Other Compensation

         Directors who are not employees of the Company received a fee of $1,000 for each meeting of the Board of Directors attended, but did not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company do not receive additional compensation for serving as directors.

Executive Committee

         The Executive Committee, consisting of Martin M. Pollak and Jerome I. Feldman, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted seven times in 1996 through unanimous written consent.

Audit Committee

         The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants to serve as auditors for the following year in examining the books and records of the Company. The Audit Committee currently consists of Roald Hoffmann and Sheldon L. Glashow and met once in l997 to review the Company's financial condition and results of operations for the year ended December 31, l996.

Compensation Committee

         The Compensation  Committee,  consisting of Martin M. Pollak and Jerome
I. Feldman, meets on call and has the authority to act with respect to the compensation of officers and employees of the Company. The Committee met once in 1996.

                             EXECUTIVE COMPENSATION

         The following table presents the compensation paid by the Company to its Chief Executive Officer and the Company's four most highly compensated executive officers for 1996.


                           SUMMARY COMPENSATION TABLE

                               Annual Compensation
                                                                       Long Term
                                                                      Compensation
                                                                         Awards
                                                                         Stock              All Other
                                           Salary        Bonus          Options           Compensation
Name and Principal Position    Year          ($)          ($)             (#)                  ($)
---------------------------    ----          ---          ---             ---                  ---

Lawrence M. Gordon (1)            1996  135,000(1)      150,000          25,000            168,000(2)
Chief Executive Officer           1995    75,000(1)       -0-            27,500                -0-
                                  1994    75,000(1)     50,000            -0-                  -0-

Samuel H. Ronel, Ph.D.            1996  145,905(3)       52,500          41,375              8,363(4)
Chairman of the Board             1995  146,563(3)        -0-            18,750              6,110(4)
                                  1994  133,710(3)       30,000          57,625              6,306(4)

Stanley G. Schutzbank,            1996  197,341(5)       97,500          41,375              5,298(4)
Ph.D.                             1995  188,818(5)        -0-            31,250              4,998(4)
President                         1994  143,250(5)       50,000          57,625              4,601(4)

Drew Stoudt                       1996  119,452(6)      21,250           11,250              3,431(4)
Vice President, Regulatory        1995  114,018(6)        -0-            6,250               2,974(4)
Affairs and Quality               1994    88,354(6)     20,359           24,500              2,886(4)

Mei-June Liao, Ph.D.              1996  115,568          21,250           125                3,324(4)
Vice President, Research          1995  108,546           -0-            1,250               2,944(4)
and Development                   1994    92,061          -0-            3,875               2,491(4)


(1) Consists of $135,000 paid to Mr. Gordon by NPDC for 1996, 1995 and 1994, respectively. The Company reimbursed NPDC for such amount in consideration of NPDC's permitting Mr. Gordon to devote 60%, 33% and 33%, respectively, of his working time to the Company for 1996, 1995 and 1994, respectively. Does not include additional salary paid to Mr. Gordon by NPDC for services rendered solely to NPDC for 1996, 1995 and 1994, respectively.

(2) The Company forgave a $150,000 loan to Mr. Gordon and also forgave $18,000 of accrued interest on such loan. Such loan had been due July 9, 1997 and bore interest at a rate of 6% per annum.

(3) Dr. Ronel has been Chairman of the Board of the Company since February 1997, was Vice Chairman from January 1996 to February 1997, and was President and Chief Executive Officer until January 1996. Excludes $59,595, $59,864 and $54,290 for 1996, 1995 and 1994, respectively, paid by the Company to Dr. Ronel for which the Company was reimbursed by NPDC in consideration of the Company's permitting Dr. Ronel to devote a portion of his working hours to NPDC.

(4) Matching contribution by the Company to the 401(k) Savings Plan and payments by the Company for Group Term Life.

(5) Dr. Schutzbank has been President of the Company since January 1996 and was Executive Vice President of the Company until January 1996. Excludes $21,927, $20,980 and $47,750 for 1996,1995, and 1994,
         respectively, paid by the Company to Dr. Schutzbank for which the Company was reimbursed by NPDC in consideration of the Company's permitting Dr. Schutzbank to devote a portion of his working hours to NPDC.

(6)      Excludes   $6,286,   $6,001  and  $22,088  for  1996,  1995  and  1994,
         respectively, paid by the Company to Mr. Stoudt for which the Company was reimbursed by NPDC in consideration of the Company's permitting Mr. Stoudt to devote a portion of his working hours to NPDC.

                              Option Grants in 1996

         The following table sets forth certain information relating to options granted in 1996 to purchase shares of Common Stock of the Company.


                                                                                                         Potential
                                                                                                        Realizable
                                                                                                         Value at
                                                  % of Total                                              Assumed
                                                    Options                                           Annual Rates of
                                                  Granted to     Exercise                               Stock Price
                                     Options       Employees      or Base                            Appreciation for
                                     Granted          in           Price     Expiration               Option Term(2)
                                     (#)(1)          1996         ($/Sh)        Date               5%              10%
                                     ------          ----         ------        ----               --              ---

Lawrence M. Gordon                      12,500          3.4%       $7.248         01/19/1999        $14,281        $29,989
                                        12,500          3.4%        $4.36         10/30/1999        $ 8,591        $18,040

Samuel H. Ronel, Ph.D.                   6,375          1.7%       $7.248         01/19/1999        $ 7,283        $15,294
                                         3,750          1.0%        $8.00         03/09/2001        $ 8,288        $18,315
                                         6,250          1.7%        $9.00         06/19/1999        $ 8,866        $18,619
                                        25,000          6.9%        $4.36         10/30/1999        $17,181        $36,079

Stanley G.
  Schutzbank, Ph.D.                      6,375          1.7%       $7.248         01/19/1999        $ 7,283        $15,294
                                         3,750          1.0%        $8.00         03/08/2001        $ 8,288        $18,315
                                         6,250          1.7%        $9.00         06/19/1999        $ 8,866        $18,619
                                        25,000          6.9%        $4.36         10/30/1999        $17,181        $36,079

Drew Stoudt                              2,500           .7%       $7.248         01/19/1999        $ 2,856        $ 5,998
                                         8,750          6.1%        $4.36         10/30/1999        $ 6,013        $12,628

Mei-June Liao, Ph.D.                       125           .1%       $7.248         01/19/1999        $   143        $   300


         The 5% and 10% assumed rates of stock appreciation used to calculate potential gains to optionees are mandated by the rules of the Commission.

(1) Options were granted at 100% of fair market value on the date of the grant.

(2) Represents gain that would be realized assuming the options were held for the entire three and five year terms and the stock price increased at compounded rates of 5% and 10% from a base price of $7.248, $8.00, $9.00 and $4.36. The potential realizable values per option or per share under such 5% and 10% rates of stock appreciation would be $1.14 and $2.40 per share for the $7.248 share price; $2.21 and $4.88 for the $8.00 share price; $1.42 and $2.98 for the $9.00 share price; and $.69 and $1.44 for the $4.36 share price. These amounts represent assumed rates of appreciations only. Actual gain, if any, on stock exercises and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amount reflected in this table will be achieved.

         The following table sets forth information for the named executive officers regarding unexercised options held at the end of 1996. No options were exercised by the named executive officers in 1996.

                    AGGREGATE DECEMBER 31, 1996 OPTION VALUES

                                                                                             Value of Unexercised
                                        Number of Unexercised         In-the-Money
                                        Options at                    Options at
                                        December 31, 1996(#)          December 31, 1996($)(1)
                                        Exercisable/Unexercisable     Exercisable/Unexercisable

Lawrence M. Gordon                          61,625         16,500        $28,688      $  563
Samuel H. Ronel, Ph.D.                      83,875         11,250        $57,563      $1,406

Stanley G. Schutzbank, Ph.D.                88,875         18,750        $57,563      $1,406

Drew Stoudt                                 27,250          3,750        $19,819         -0-

Mei-June Liao, Ph.D.                         6,250          3,750            -0-         -0-


(1) Calculated based on the closing price of the Common Stock ($6.625) as reported by NASDAQ on December 31, 1996.

Compensation Committee Report on Executive Compensation

         The Compensation Committee is responsible for administering the compensation program for the executive officers of the Company, including the named executive officers. The Compensation Committee is currently comprised of Messrs. Feldman and Pollak.

         The  Compensation   Committee's  executive  compensation  policies  are
designed to enhance the financial performance of the Company and thus stockholder value, by significantly aligning the financial interest of the key executives with those of stockholders. An executive's salary is determined by an assessment of the significance of the executive's contribution to the operations of the Company.

         The executive compensation program is reviewed in total considering all of the component parts: base salary, annual bonus, and long-term compensation in the form of stock options. The compensation components consist generally of relatively lower base salaries together with relatively higher performance compensation through bonuses and stock options.

         In evaluating the reasonableness of compensation paid to the Company's executive officers, the Committee takes into account how compensation compares to compensation paid by competing companies as well as the Company's performance and the individual contribution of each executive officer.

         The Compensation Committee has from time to time recommended to the Stock Option Committee the grant of stock options to the Company's senior management, including the named executive officers, whose performance had a significant effect on the success of the Company. These option grants to management reinforce the Compensation Committee's philosophy that management compensation should be closely linked with stockholder value.

         The Company has certain broad-based employee benefit plans in which all employees, including the named executive officers, are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1996, the Company also made a matching contribution to the 401(k) Savings Plan for those participants.

Mr. Gordon's 1996 Compensation

         In l996,  Mr.  Gordon  earned a base  salary of $135,000  for  services rendered to the Company as Chief Executive Officer. In addition, the Compensation Committee awarded Mr. Gordon a cash bonus of $150,000 and granted him options to purchase 25,000 shares of common stock. The Committee also forgave a loan of $150,000 plus accrued interest of $18,000.

         In  reviewing  Mr.   Gordon's   performance  in  1996  and  determining
appropriate compensation, the Committee took the following major accomplishments of the Company into consideration:

          the strengthening of the Company's financial position by raising needed capital in 1996 of approximately $25,000,000 (less fees and expenses).

          the reacquisition of the United States and Canadian marketing rights to ALFERON N Injection(R) from Purdue.

          the significant progress in the Company's clinical programs through the launch of two Phase 3 clinical studies in major indications (HIV infection and chronic hepatitis C) using ALFERON N Injection.

          the development of international marketing and distribution opportunities through obtaining regulatory approvals in Germany, Hong Kong and Singapore and entering into a marketing agreement with Cell Pharm GmbH in Germany for ALFERON N Injection(R).

         Mr. Gordon led the Company's efforts with respect to the successful consummation of the financing transaction in May 1996 of a public offering underwritten by Sunrise Securities Corp., pursuant to which the Company sold 2,000,000 shares of common stock and realized gross proceeds of $16,000,000. A portion of these funds ($3,760,000) was utilized by the Company to reacquire the United States and Canadian marketing rights from Purdue, which enabled the Company to make significant progress in achieving its goal of controlling the distribution of ALFERON N Injection(R), which the Company believes will provide it with greater financial flexibility. In April 1996, Mr. Gordon led the Company's efforts in negotiating a marketing agreement with Cell Pharm GmbH, a privately-owned pharmaceutical company headquartered in Germany. The Cell Pharm Agreement, as well as the foreign regulatory approvals, further enhances the Company's efforts to distribute and market ALFERON N Injection(R) internationally. In addition, in December l996, Mr. Gordon, along with other members of senior management, performed an integral role in raising an additional $9,124,375 of proceeds in a private placement transaction which increased the Company's institutional shareholder base.

MARTIN M. POLLAK                                            JEROME I. FELDMAN

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

          Jerome I. Feldman and Martin M. Pollak served as members of the Compensation Committee of the Company's Board of Directors. Mr. Feldman had served as Chairman of the Executive Committee of the Company from 1981 until September 1996 and Treasurer of the Company from 1984 until September 1996. Mr. Pollak had served as Chairman of the Board from 1981 until September 1996. See "Certain Transactions - Other Transactions". In addition, Mr. Gordon, the Chief Executive Officer and a director of the Company, is a director of General Physics Corporation. Mr. Feldman is Chief Executive Officer of General Physics Corporation.


                                PERFORMANCE GRAPH

         The following graph compares the performance of the Company for the period 1991 through 1996 with the performance of the Nasdaq Market Index and the Dow Jones Industry Group BTC--Biotechnology. The graph illustrates and compares the 5 year cumulative total return of a $100 investment on December 31, 1991 in Interferon Common Stock, NASDAQ Market Index and Dow Jones Industry Group BTC-Biotechnology. The values are as of December 31 of specified year assuming that dividends are reinvested.


                  Comparison of 5-Year Cumulative Total Return


 MEASUREMENT PERIOD
                                                                       NASDAQ
(FISCAL YEAR COVERED) INTERFERON SCIENCES, INC. DOW JONES BIOTECH   MARKET INDEX

        1991                   100.00                100.00            100.00
        1992                    36.11                 84.23            100.98
        1993                    52.09                 79.08            121.13
        1994                    14.93                 70.69            127.17
        1995                    20.83                120.64            164.96
        1996                    18.40                124.71            204.98

                              CERTAIN TRANSACTIONS

Agreements with NPDC

         Transfer Agreement. As of January 1, 1981, NPDC entered into an agreement (the "Transfer Agreement") with the Company pursuant to which NPDC (i) licensed to the Company in perpetuity all of its right, title, and interest in and to certain intellectual property and technology rights (the "Intangible Assets") relating to its programs in human leukocyte interferon and recombinant DNA and hybridoma technology, and (ii) transferred to the Company its rights under certain consulting, supply, and research agreements (the "Agreements"). In consideration of the license and transfer of the Intangible Assets and the Agreements, the Transfer Agreement provides that the Company will pay to NPDC a royalty of $1,000,000. Such amount is payable if and when the Company generates net income before income taxes, and is limited to 25% of such net income before taxes per year until the amount is paid in full.

         Management Agreement. As of January 1, 1981, NPDC entered into a management agreement (the "Management Agreement") with the Company pursuant to which certain legal, financial and administrative services have been provided by employees of NPDC. The fee for such services is $120,000 per annum. In addition, during 1996 NPDC charged the Company $349,758 for personnel and services, which the Company used in its operations, provided by NPDC to the Company, which charges represented NPDC's approximate cost. The Company also charged NPDC $351,759 for certain services rendered by employees of the Company to NPDC, which charges represented the Company's approximate cost.
         Lease Agreement. The Company owns two free standing buildings aggregating approximately 44,000 square feet located in New Brunswick, New Jersey. The Company and NPDC have entered into an agreement for the sharing of the office, warehouse and laboratory facility. The Company occupies approximately 25,000 square feet, shares approximately 9,000 square feet with NPDC, and leases approximately 10,000 square feet of space to NPDC at such location. During 1996, NPDC paid the Company as rent NPDC's proportionate share of such occupancy costs (based on both square feet occupied and number of personnel), which amounted to $258,984.

         While the above-described agreements were negotiated with a principal stockholder of the Company which was then its parent, the Company nevertheless believes that such agreements are equivalent economically to arms-length transactions with a third party.

Other Transactions

         In September l996, Messrs. Feldman, Pollak and Greenberg, officers and/or directors of the Company, received bonuses for services rendered to the Company valued at $85,950, $85,950 and $51,570, respectively.

                              STOCKHOLDER PROPOSALS

         Stockholders may present proposals for inclusion in the Company's 1998 proxy statement provided they are received by the Company no later than January 13, 1998, and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG Peat Marwick LLP to serve as independent auditors for the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has audited the Company's books since 1981. The Board considers KPMG Peat Marwick LLP to be well qualified for the function of serving as the Company's auditors.

         A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he so desires, and is expected to be available to respond to appropriate questions from stockholders.

                                     GENERAL

         So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

                              COST OF SOLICITATION

         The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.

                                                              DONALD W. ANDERSON
                                                              Secretary

COMMON STOCK             INTERFERON SCIENCES, INC.            PROXY

                         Annual Meeting of Stockholders
                            To Be Held June 19, 1997

           This proxy is solicited on behalf of the Board of Directors

         Revoking any such prior appointment, the undersigned, a stockholder of Interferon Sciences, Inc., hereby appoints Jerome I. Feldman and Martin M. Pollak, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held at the Brunswick Hilton and Towers, 3 Tower Center Boulevard, East Brunswick, New Jersey on June 19, 1997, at 1:30 P.M. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

         This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

          1. Election of Directors:  Martin M. Pollak, Jerome I. Feldman, Samuel
H. Ronel, Lawrence M. Gordon, Stanley G. Schutzbank, Leon Botstein, Scott N. Greenberg, Roald Hoffmann and Sheldon L. Glashow.

                                                                        For All
(INSTRUCTION: To withhold           For       Withhold                  Except
authority to vote for any
individual nominee, write
that nominee's name in the
space provided below)


          2. Upon any other matters which may properly come before the meeting or any adjournments thereof.

         Please sign exactly as name appears below.

                                                     Dated                , 1997

                                                     Signature

                            Signature if held jointly

                                                     Please mark, sign, date and
                                                     return   the   proxy   card
                                                     promptly using the enclosed
                                                     envelope.  When  shares are
                                                     held by joint  tenants both
                                                     should  sign.  When signing
                                                     as  attorney,  as executor,
                                                     administrator,  trustee  or
                                                     guardian,  please give full
                                                     title   as   such.   If   a
                                                     corporation, please sign in
                                                     full   corporate   name  by
                                                     President      or     other
                                                     authorized  officer.  If  a
                                                     partnership  please sign in
                                                     partnership     name     by
                                                     authorized person.